Exhibit 10.3

MINE RESISTANT AMBUSH PROTECTED VEHICLE PROGRAM
AND
MEDIUM MINE PROTECTED VEHICLE PROGRAM

TECHNOLOGY
AND LICENSE AGREEMENT

IN THIS TECHNOLOGY AND LICENSE AGREEMENT (“Agreement”), General Dynamics Land Systems Inc. (“GDLS”), Force Protection, Inc. (“FPI”), and Force Dynamics LLC (“FDL”) (hereafter collectively “Parties” and individually “Party”), agree as follows:

ARTICLE 1  —  Background of Agreement

1.1                                 FPI and its Affiliates (as defined below) have designed and developed a wheeled armored vehicle currently identified as the “Cougar” armored vehicle.

1.2                                 FPI and its Affiliates own or Control (as defined below) Intellectual Property Rights (as defined below) and Technology (as defined below) directed to the design, construction, manufacture and use of the Cougar armored vehicle.

1.3                                 FPI and GDLS have agreed to team together to hid for and perform contracts that are issued pursuant to the Program (as defined below).

1.4                                 To implement their teaming arrangement, FPI and GDLS, pursuant to the Force Dynamics LC Joint Venture Agreement dated December 15, 2006 (“JV Agreement”), have formed FDL as a joint venture company to serve as their contracting entity for the Program.

1.5                                 Under Section 6.13.16 of the JV Agreement, the Parties have entered into this Agreement and included this Agreement as Exhibit 6 to the JV Agreement.

ARTICLE 2  —  Definitions

2.1                                 “Affiliate” means any entity that directly (or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this definition only, the terms “controls,” “controlled,” and “control” means the direct or indirect ability or power to direct or cause the direction of the management and policies of any entity or otherwise direct the affairs of such entity, whether through ownership of equity, voting securities, or beneficial interest, by contract, or otherwise. For purposes of this Agreement, no Party is an Affiliate of any other Party.

2.2                                 “Background IP” means (a) 1P and Technology that is owned, used or Controlled by a Party prior to the Effective Date and (b) IP and ‘Technology that is made or acquired after the Effective Date by or for a Party independently of the Program and that is not based on derived from or a modification of another Party’s Background IP.

2.3                                 “Control” and cognates thereof, with respect to IP and Technology, means the ability to grant rights to a Party in accordance with this Agreement without accounting to any Third Party,

2.4                                 “Effective Date” means the date of signature of the last Party to sign this Agreement.

2.5                                 “Foreground IP” means IP or Technology made or acquired by or for a Party after the Effective Date in conjunction with the Program.

2.6                                 “FPI Background IP” means Background IP owned or Controlled by FPI the use or practice of which is necessary for FDL and GDLS to perform under the Program.

2.7                                 “GDLS Background IP” means Background IP owned or Controlled by GDLS the use or practice of which is necessary for FDL and FPI to perform under the Program.

2.8                                 “Intellectual Property” or “IP” means patents, copyrights, mask works, and trade secrets, but specifically excludes trademarks.

2.9                                 “Joint Foreground IP” means Foreground IP that is jointly owned by FPI and GDLS pursuant to Section 3.5.

2.10                           “Program” means the Mine Resistant Ambush Protected (“MRAP”) Vehicle Program, a United States joint services program to produce and provide lifecycle support to address the current threat of improvised explosive devices in the Middle East as more fully described in solicitation number M67854-07-R-5000 and resulting contract M67854-07-D-5031 and/or the Medium Mine Protected Vehicle (MMPV) as described in Solicitation No: W56HZV-07-R-0315. The Program will include any and all solicitations and RFP’s for MRAP and/or MMPV production and lifecycle support and/or any follow on work which may be performed, including any program name change, changed or future program requirements, product evolutions and technology insertions related to the MRAP or MMPV vehicles whether for U.S. or international sales, or non-military/commercial sales. For the avoidance of doubt, the Parties’ participation in the “Program” only includes the use of FPI’s Cougar 4x4 and 6x6 armored vehicles for the MRAP Cat I and Cat II and MMPV requirements and does not include any other existing or future contracts or programs for the Parties’ other vehicles (or vehicle variants). For the further avoidance of doubt, the Program does not include, for illustration and not limitation, the JERRV program, the GSTAMIDS program, the 1LAV and Mastiff programs, the Buffalo and Cheetah vehicles, the Stryker, LAV, and RG-31 vehicles, the MRAP Cat III program and/or the JLTV program.

2.11                           “Technical Data” or “TD” means assembly drawings, specification control drawings, source control drawings, parts lists, wiring diagrams, parts identification documentation, equipment design specifications, interface control documents, system diagrams, flow diagrams, test procedures, test specifications, trial reports, manual, instructional materials, firmware data, software specifications, source code listings, control commands and other software documentation, and technical publication source data.

2.12                           “Technology” means:

(a)                                  all inventions, works of authorship, discoveries, ideas, innovations, know-how, processes, techniques and developments;

(b)                                 all Technical Data;

(c)                                  all other forms of technology and improvements, modifications, derivatives or changes thereof, whether tangible or intangible, embodied in any form, including without limitation manufacturing, engineering and other drawings and manuals, flow charts, schematics, lab journals, notebooks, blue prints, technical reports (including research and development reports), studies, special tooling, fixtures and jigs made specifically for a Program, design and engineering specifications, user documentation, and equipment repair, maintenance or service records and manuals, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise.

2.13                           “Third Party” means any person or entity other than a Party or an Affiliate of a Party.

ARTICLE 3  —  IP Rights

3.1                                 FPI and its Affiliates will retain ownership or Control of its Background IP to the extent owned or Controlled by FPI or its Affiliates as of the Effective Date.

3.2                                 GDLS and its Affiliates will retain ownership or Control of its Background IP to the extent owned or Controlled by GDLS or its Affiliates as of the Effective Date. FDL, FP and GDLS understand and agree that there are license fees due for each MRAP vehicle by FPI to others in the amount of $2,250 per vehicle and this amount will be paid through FPI but will be paid monthly by GDLS to FP for each vehicle that GDLS produces under the Program. The license fee shall become due on the last calendar day of each month in which a vehicle is sold, as evidenced by a DD Form 250 and payable by the 20th calendar day thereafter. On the 10th calendar day of each month, GDLS shall provide to FPI a list of all vehicles manufactured by GDLS during the preceding month. FPI shall have the right to terminate this Agreement upon ten (10) days written notice in the event GDLS fails to pay the required license fee due hereunder.

3.3                                 FPI hereby grants to FDL and GDLS a non-exclusive, license, without the right to sublicense, under the FPI Background IP solely for use in performance of the Program.

3.4                                 GDLS hereby grants to FDL and FPI a non-exclusive, royalty-free license, without the right to sublicense, under the GDLS Background IP solely for use in performance of the Program.

3.5                                 All Foreground IP solely made or acquired by FPI or its employees, agents or contractors will be solely owned by FPI.  All Foreground IP solely made or acquired by GDLS or its employees, agents or contractors will be solely owned by GDLS. All Foreground IP jointly made or acquired by FPI and GDLS or their respective employees, agents or contractors will be jointly owned by FPI and GDLS. All Foreground IP solely or jointly made or acquired by FDL or its employees, agents or contractors will be jointly owned by FPI and GDLS, and FDL hereby assigns to FPI and GDLS jointly all right, title and interest in and to such Foreground IP and all rights therein.

3.6                                 The Party solely owning Foreground IP, in its sole discretion and at its sole expense, will exercise commercially reasonable efforts to obtain and maintain appropriate intellectual property protection for such Foreground IP (“IP Rights”).

3.7                                 The Parties shall mutually agree upon whether to file patent applications protecting Joint Foreground IP, and shall mutually agree upon which party shall be primarily responsible for preparing, filing, and prosecuting any such applications. FPI and GDLS will share equally all costs incurred in obtaining and maintaining such patents, provided, however, that either Party may elect by written notice to the other Party not to share such costs for a particular patent or patent application, in which event the other Party may abandon such patent or patent application or may elect to continue to prosecute and maintain such patent or patent application. The Party electing not to share costs will assign its interest in any such patent or patent application, provided however that the Party electing not to share costs will receive a fully-paid up, royalty-free license under such patents to make, have made, sell, offer for sale and import products utilizing such patent or patent application.

3.8                                 To the extent the law of a country requires one joint owner to give permission to other joint owners to exploit a Joint Foreground IP, including any patents protecting such Joint Foreground IP, FPI and GDLS hereby grant each other permission to fully exploit any Foreground IP and related patents without accounting to the other.

3.9                                 FPI hereby grants to FDL and GDLS a nonexclusive, royalty-free license, without the right to sublicense, under any Foreground IP and associated IP Rights solely owned by FPI to the extent necessary for FDL and GDLS to perform under the Program.

3.10                           GDLS hereby grants to FPI and FDL a nonexclusive, royalty-free license, without the right to sublicense, under any Foreground IP and associated IP Rights solely owned by GDLS to the extent necessary for FDL and FPI to perform under the Program.

3.11                           FPI hereby covenants not to enforce any FPI Background Rights against activities of GDLS or FDL authorized pursuant to Section 3.3.

3.12                           GDLS hereby covenants not to enforce any COLS Background Rights against activities of FPI or FDL authorized pursuant to Section 3.4.

3.13                           Nothing in this Agreement is intended to grant or grants to any Party any right or license under any IP or Technology owned or Controlled by a Party except to the extent expressly granted herein for performance under the Program.

ARTICLE 4  —  Technology

4.1                                 Each of FPI and GDLS will use commercially reasonable efforts to deliver to the other Party all Technical Data that in the opinion of the Party possessing the Technical Data is reasonably necessary for the Parties to perform their respective obligations under the Program and the JV Agreement.

4.2                                 FPI, FDL and GDLS warrant to each other that all technical data will be complete and accurate as available and used in each of their facilities FPI, GDLS, and FDL warrant to each other that the technical data is sufficient to design or manufacture products based on such information.

4.3                                 The transfer to a Party of any physical item that embodies any Technical Data Controlled by the transferring Party will not be, and will not be construed to be, (a) a sale, lease, offer to sell or lease or other transfer of title or ownership to the receiving Party of such Technical Data or any part thereof, or (b) a license to the receiving Party (except as expressly provided in this Agreement) under such Technical Data.

ARTICLE 5  —  Confidential Information

5.1                                 All confidential and/or proprietary information exchanged or disclosed between the Parties shall be governed by the terms of Exhibit 5 of the JV Agreement and any amendments to Exhibit 5.

ARTICLE 6  —  Term and Termination

6.1                                 The term of this Agreement will commence on the Effective Date and will end on the later of the completion or complete termination of the Program or the Force Dynamics Joint Venture, which ever comes later.

6.2                                 Either Party may terminate this Agreement on the liquidation, bankruptcy or insolvency of another Party or the appointment of a receiver or trustee for the property of another Party, or if another Party makes an assignment for the benefit of creditors, whether any of the aforesaid events are the outcome of a voluntary act or otherwise. In the event a Party files for bankruptcy and the debtor or trustee rejects this Agreement, the other Party may elect to retain its rights under this Agreement upon appropriate written notification to the trustee. All rights and licenses granted hereunder or pursuant to this Agreement are, for all purposes of Section 365(n) of Title 11 of the United States Bankruptcy Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11.

6.3                                 If a Party fails to perform any material term of this Agreement, then a Party may give written notice of breach to the breaching Party. If the breach identified in the notice is not cured by the breaching Party within sixty (60) days after receipt of the notice of breach, this Agreement may be immediately terminated by either other Party upon written notice to the breaching Party.

6.4                                 In the event performance by a Party is excused pursuant to Section 11.3 for a continuous period of nine (9) months, any other Party will have the option of terminating this Agreement upon ninety (90) days written notice to the excused Party.

6.5                                 In the event of termination of this Agreement pursuant to Section 6.3 for breach by FDL, FDL will have the right to complete all contracts in the Program under which FDL is obligated on the date of termination provided FDL complied with the JV Agreement and this Agreement with respect to such sales.

6.6                                 Upon termination of this Agreement, all licenses to Foreground IP, Background IP, and all related IP Rights therein shall immediately terminate, and each Party, upon termination of this Agreement will discontinue use of the other Parties Background IP, solely-owned Foreground IP, and IP Rights.

6.7                                 The following provisions will survive termination of this Agreement: Articles 3, 5, 7, 8, and 9.

6.8                                 The right of either Party to terminate under the provisions of this Article 6 will not be an exclusive remedy, and either Party will be entitled, if the circumstances warrant, alternatively or cumulatively, to damages for breach of this Agreement, to an order requiring performance of the obligations of this Agreement, or to any other legally available remedy. Termination of this Agreement will not release either Party from any obligation or liability which may have accrued prior to or at the time of termination.

ARTICLE 7  —  Indemnification

7.1                                 GDLS will indemnify and hold harmless FDL and FPI, its Affiliates and their respective directors, officers, employees and agents (“FPI Indemnitees”) from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), incurred as a result of any claims, demands, actions or other proceedings by any Third Party to the extent resulting from: (a) the material breach of any representation, warranty or covenant by GDLS under this Agreement; or (b) the negligence or willful misconduct of GDLS. The obligation to indemnify pursuant to Section 7.1(a) will expire five (5) years after expiration or termination of this Agreement.

7.2                                 FPI will indemnify and hold harmless FDL and GDLS, its Affiliates and their respective directors, officers, employees and agents (“GDLS Indemnitees”). (For purposes of this Article 7 —, the term “Indemnitee” may refer to any or all of FDI, the FPI Indemnitees and the GDLS Indemnitees, as the context may indicate) from and against all Liabilities, incurred as a result of any claims, demands, actions or other proceedings by any Third Party to the extent resulting from: (a) the material breach of any representation, warranty or covenant by FPI under this Agreement; or (b) the negligence or willful misconduct of FPI. The obligation to indemnify pursuant to Section 7.2(a) will expire five (5) years after expiration or termination of this Party’s Joint Venture Agreement or any resultant contract, subcontracts, purchase orders or other agreements, whichever is later.

7.3                                 FDL will indemnify and hold harmless the GDLS Indemnitees and the FPI Indemnitees from and against all Liabilities, incurred as a result of any claims, demands, actions or other proceedings by any Third Party to the extent resulting from: (a) the material breach of any representation, warranty or covenant by FDL under this Agreement; or (b) the negligence or willful misconduct of FDL. The obligation to indemnify pursuant to Section 7.3 will expire five (5) years after expiration or termination of this Agreement.

7.4                                 If a Party or Indemnitee intends to claim indemnification under this Article 7.4, it will promptly notify the indemnifying Party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor may participate in, and, to the extent the Indemnitor so desires, assume the defense of such claim, demand, action or proceeding with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other Party represented by such counsel in such proceeding. The obligations of this Article 7.4 will not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, will relieve the Indemnitor of any obligation to the Indemnitee under this Article 7.4. The Indemnitee will reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Article 7.4.

7.5                                 Notwithstanding anything to the contrary in Articles 7.1-7.4 above, FPI and GDLS shall each indemnify and hold harmless the other Party from and against all Liabilities incurred as a result of any claim, demand, action or other proceeding brought by a Third Party alleging that the indemnified Party’s use of the other Party’s Background IP or solely-owned Foreground IF infringes the Third Party’s patent, trademark, copyright, trade secret, or other proprietary rights, provided, however, such third party indemnity obligation shalt not apply if the indemnified Party has substantially or materially modified the other Party’s Background IP or solely-owned Foreground IP. The process for seeking indemnification for such IP related claims, demands, actions or other proceedings shall be as set forth above in Article 7.4.

ARTICLE 8  —  Infringement

8.1                                 Each Party shall notify the others immediately of any actual, suspected or anticipated infringement of the IP used in performance of the Program or any misappropriation of the Confidential Information of which it becomes aware.

8.2                                 The Party owning or Controlling the potentially infringed IP or misappropriated Confidential Information may in its absolute discretion determine whether or not to take legal or other action against any Third Party for an actual or threatened or suspected infringement of the IP or misappropriation of the Confidential Information, and if the owning or Controlling Party elects to take legal or other action, such Party:

(a)                                  shall bear all costs of the action;

(b)                                 shall have sole control over the form and conduct of such action;

(c)                                  may settle, compromise or discontinue the action as it thinks fit;

(d)                                 shall be entitled to any award of costs and/or damages made in relation to such action; and

(e)                                  shall indemnify the other Parties against any costs or damages for which either of them may become liable as a result of the proceedings, provided that neither such other Parties has authorized or contributed to the acts giving rise to the liability.

Each other Party will give the owning or Controlling Party, at the owning or Controlling Party’s expense, all information and assistance reasonably requested by the owning or Controlling Party to assist it to initiate, litigate, settle or compromise any proceedings in respect of any such infringement or misappropriation.

8.3                                 Either FPI or GDLS may initiate an action for enforcement of a Joint IP Right. The Party initiating the action will bear all costs and control the form and conduct of the action. The other owner of such Joint IP Right will cooperate in enforcing any Joint IP Right, including, to the extent necessary to permit an enforcement action to proceed, joining in such action as a party and will not subvert the initiating Party’s action by granting the accused entity a license under the asserted Joint IP Rights. The Party initiating the action may recover all costs from any recovery and the balance will be shared equally with the other Party.

ARTICLE 9  —  Representations and Warranties

9.1                                 Each Party hereby represents and warrants to the other Parties that it has full authority and power to enter into this Agreement and to grant the rights, covenants and licenses specified herein, that it has secured any and all necessary approvals, permits or consents deemed necessary or advisable for the consummation of the transactions contemplated hereby, that it is not a party to and will not become a party to any agreement with another that is inconsistent with this Agreement, and that upon execution by the Party this Agreement will immediately be a valid and binding obligation of the Party, enforceable in accordance with its terms.

9.2                                 Nothing in this Agreement will be construed as:

(a)                                  a warranty or representation that anything made, used, sold, or otherwise disposed of pursuant to this Agreement or the JV Agreement is or will be free from infringement of patents or other intangible rights of third parties; or

(b)                                 except as expressly provided herein, a requirement that either Party will file any patent application, secure any patent, or maintain any patent in force; or

(c)                                  an obligation on either Party to bring or prosecute actions or suits against third parties for infringement of any patent; or

(d)                                 an obligation to furnish any Technical Data except as specifically provided herein; or

(e)                                  granting any right to either Party to use in any way the name of, or any trademark of, the other Party;

(f)                                    granting by implication, estoppel, or otherwise, any license or right under patents, trade secrets, know how, copyrights, or other intangible rights of either Party other than as expressly provided herein.

9.3                                 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR. PURPOSE, AND NON-INFRINGEMENT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER GDLS NOR FPI NOR FDL WILL BE RESPONSIBLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES (INCLUDING LOST PROFITS) THAT ANY OTHER PARTY MAY INCUR OR EXPERIENCE IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND UNDER WHATEVER THEORY OF LIABILITY,

EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 10  —  Restriction on Disclosure

10.1                           Each Party acknowledges that the Program contemplates production of a defense article and that Background IP and Foreground IP may be subject to applicable Federal export and import regulations, including but not limited to, the U.S. Arms Export Control Act, as amended (22 U.S.C. §§ 2751-2799), the International Traffic in Arms Regulations, as amended (22 C.F.R. Part 120 et seq.), the Export Administration Act, as amended, (50 U.S.C. §§ 2401-2420), the U.S. Export Administration Regulations, as amended (15 C.F.R. § 730 et seq.) and the requirements of the National Industrial Security Program Operating Manual (“NISPOM”). No Party (and its Affiliates, subcontractors, vendors and suppliers) shall export, disclose, furnish or otherwise provide any Background IP, Foreground IP or technical information or services relating to the Program to any foreign person or entity, whether within the U.S. or abroad, without obtaining in advance (if required) appropriate U.S. government export authorization.

ARTICLE 11  —  Miscellaneous

11.1                           This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, understandings, writings and discussions between the Parties relating to said subject matter.

11.2                           This Agreement may be amended only by a written instrument executed by officers of the Parties. The failure of either Party at any time or times to require performance of any provision thereof will in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instance will be construed as a further or continuing waiver of such condition or term or any other condition or term.

11.3                           Any delay in or failure of performance by either Party under this Agreement will not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God; acts, regulations, or laws of any government; strike, or other considered acts of workers; fires; floods; explosions; riots; wars; rebellion; and sabotage; and any rime for performance hereunder will be extended by the actual time of delay caused by such occurrence.

11.4                           All requests and notices required or permitted to be given to the Parties hereto will be given in writing, will expressly reference the section(s) of this Agreement to which they pertain, and will be delivered to the other Party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the Parties from time to time during the term of this Agreement.

If to FPI:

Force Protection Inc.
9801 Highway 78
Ladson, South Carolina 29456
Attn: John F. Wall III
Vice President Legal Affairs

If to GDLS:

General Dynamics Land Systems Inc.

38500 Mound Road
Sterling Heights, Michigan 48310
Attn: J.L. Farina Percy

Director Ground Combat Systems (GCS) Contracts

If to FDL:

Force Dynamics LLC
9801 Highway 78
Ladson, South Carolina 29456
Attn: Raymond W. Pollard,
Chairman of the Board
Cc: Mark C. Roualet
Vice Chairman of the Board

11.5                           This Agreement will not be assignable by either Party without the other Party’s prior written consent which consent will not be unreasonably withheld, except that a Party may assign this Agreement to its Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, with prompt written notice to other Party.

11.6                           This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to conflict of laws.

11.7                           Except to the extent necessary under applicable laws, the parties agree that press releases or other publicity relating to the substance of the matters contained herein will be made in accordance with the Paragraph 7.3.1 of the Parties Joint Venture Agreement.

11.8                           If any provision(s) of this Agreement are or become invalid, or are ruled illegal by any court of competent jurisdiction, or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement will not be affected thereby. It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal, or unenforceable, there be substituted or added as part of this Agreement, a provision which will be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal, or unenforceable provision, but which will be valid, legal, and enforceable.

11.9                           Each Party agrees that after the delivery of this Agreement it will execute such further documents and do such further acts and things as the other Party may reasonably request in order to carry out the terms of this Agreement.

11.10                     The article numbers and article headings contained herein are for reference purposes only and will not in any way affect the meaning of this Agreement.

This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will contribute one instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement, in triplicate originals, to be executed by their respective and duly authorized officers on the dates written below.

Force Protection Inc.		General Dynamics Land Systems Inc.

By:	/s/ D.T Walsh	By:	/s/ J.L. Farina Percy
	(signature)		(signature)
NAME: D.T. Walsh		NAME: J.L. Farina Percy
TITLE: Vice President Program Management		TITLE: Director GDLS Contracts

Date:	2 April 2007	Date:	3 April 2007

Force Dynamics LLC

By:	/s/ R.W. Pollard
(signature)
NAME: R.W. Pollard
TITLE: Chairman of the Board

Date:	2 April 2007